Exhibit 99(n)(1)

July 12, 2006

Alternative Investment Partners Absolute Return Fund STS

One Tower Bridge

100 Front Street, Suite 1100

West Conshohocken, Pennsylvania 19428-2881

Ladies and Gentlemen:

We have acted as counsel to Alternative Investment Partners Absolute Return Fund STS, a Delaware statutory trust (the “Fund”), in connection with formation of the Fund and the offering of interests therein (the “Interests”). The Fund was organized pursuant to a Certificate of Trust and an Agreement and Declaration of Trust, both dated as of October 27, 2005 (together, the “Trust Agreement”) among the Trustees and the holders of shares of beneficial interest issued thereunder (the “Investors”). Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to them in the Trust Agreement.

Facts

The Fund, which will be marketed to tax-exempt and tax-deferred investors, seeks capital appreciation by investing substantially all of its assets in AIP Absolute Return Fund LDC (the “Offshore Fund”), a Cayman Islands limited duration company (a “LDC”) with the same investment objective and strategies as the Fund. The Offshore Fund in turn will invest substantially all of its assets in Alternative Investment Partners Absolute Return Fund (the “Master Fund”), a registered investment company with the same investment objective and strategies as the Offshore Fund and the Fund. The Offshore Fund serves as an intermediate entity through which the Fund invests in the Master Fund. Although it is expected that the Fund will own at least two thirds of the ownership interests in the Offshore Fund, interests in the Offshore Fund will be marketed to non-U.S. investors, who may prefer investing through a non-U.S. entity rather than the Fund or the Master Fund. The Offshore Fund makes no independent investment decisions and has no investment or other discretion over the assets. The Offshore Fund is recognized as a corporation under tax laws of the United States and the Cayman Islands. Any assets of the Fund and the Offshore Fund not invested in the Offshore Fund and the Master Fund, respectively, will be de minimis amounts of cash or cash equivalents to meet certain ongoing expenses. The Fund’s investment results will correspond directly to the investment results of the Master Fund. Through its indirect investment in the Master Fund, the Fund seeks capital appreciation by investing substantially all its assets in investment funds (“Investment Funds”) managed by third-party investment managers (“Investment Managers”) who employ a variety of “absolute return” investment strategies in pursuit of attractive risk-adjusted returns consistent with the preservation of capital. The Fund has made an election to be treated as a partnership for U.S. federal income tax purposes. The Offshore Fund will make an election to be treated as a corporation for U.S. federal income tax purposes.

Materials Reviewed and Assumptions

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Trust Agreement, the Memorandum and Articles of Association (the “Memorandum and Articles”) of the Offshore Fund, the Fund’s Prospectus and Statement of Additional Information as filed with the Securities and Exchange Commission (collectively, the “Transaction Documents”). In addition, we have examined such other documents and legal authorities as we have deemed relevant for purposes of expressing the opinion contained herein.

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The opinion set forth below is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and temporary Treasury Regulations promulgated thereunder, current administrative rulings and pronouncements of the Internal Revenue Service (the “IRS”), judicial decisions and other applicable authorities in effect as of the date hereof, all of which are subject to legislative, judicial or administrative change or differing interpretation, possibly with retroactive effect. The opinion set forth below is not binding on the IRS, and no ruling with respect to any of the issues raised by this opinion letter has been requested from the IRS. No assurance can be given that the opinion expressed herein will not be challenged by the IRS or will be sustained by a court. We undertake no obligation to advise you or any other persons of changes of law or fact that occur after the date hereof, and we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States.

In rendering the opinion expressed below, we have assumed, with your permission, (i) that the Fund has been and will be operated and owned in accordance with the terms of the Trust Agreement and the provisions of the Delaware Statutory Trust Statute, as amended, (ii) that the Offshore Fund has been and will be operated and owned in accordance with the terms and provisions of the Memorandum and Articles, (iii) the Offshore Fund is not being used for an illegal, fraudulent or improper purpose, or acting as agent of the Fund, in each case for Cayman legal purposes, (iv) the accuracy and completeness of the facts, information, covenants, representations and warranties contained in such Transaction Documents and the facts described above, (v) the truthfulness of and compliance with all representations, agreements, and expressions of intent deemed to have been made or entered into by the purchasers of Interests in the Fund (including, without limitation, those contained in the Transaction Documents), (vi) that Interests in the Fund will not be traded on an established securities market for purposes of Section 7704 of the Code or the regulations thereunder and the Fund will not facilitate or recognize other methods of transferring shares, except in connection with the repurchase of Interests as discussed below,1 (vii) the Master Fund will not make investments that would cause investors in the Offshore Fund to be treated as earning insurance income, as defined in Section 953, (viii) that the Fund has not and will not elect to be classified as a corporation for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3, and (ix) that the Offshore Fund has not and will not elect to be classified as other than a corporation for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3.

Status of the Fund

Treasury Regulation Section 301.7701-3 provides that an entity such as the Fund will be classified as a partnership for U.S. federal income tax purposes unless it elects to be classified as an association taxable as a corporation. No election has been made to classify the Fund as an association taxable as a corporation for U.S. federal income tax purposes. Further, the Trust Agreement contemplates such an election only if the Fund intends to qualify as a regulated investment company under Subchapter M of the Code.

A partnership generally will be classified as a publicly traded partnership treated as a corporation under Section 7704 if its interests are traded on an established securities market or on a secondary market or the substantial equivalent thereof. Redemptions of interests in a partnership are treated as transfers of such

[1]	All section references are to the Code and the regulations thereunder.

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interests for purposes of determining whether the partnership is publicly traded.2 Interests in a partnership are readily tradable on a secondary market or the substantial equivalent thereof if, taking into account all the facts and circumstances, the partners are readily able to buy, sell, or exchange their partnership interests in a manner that is comparable, economically, to trading on an established securities market.3

Under the Transaction Documents, the Trustees may, from time to time, in their complete and exclusive discretion and on terms and conditions as they may determine, cause the Fund to repurchase Interests in accordance with written tenders. The Fund will not offer, however, to repurchase Interests on more than four occasions during any one Fiscal Year unless it has been advised by legal counsel to the Fund to the effect that more frequent offers would not cause any adverse tax consequences to the Fund or the Investors. Generally, an Investor may request that the Fund repurchase its Interests on each March 31, June 30, September 30 and December 31. The Trustees may consider such requests in determining whether to cause the Fund to repurchase Interests. An Investor choosing to tender its Interests for repurchase must do so by the Notice Date, which generally will be 45 days before the date as of which Interests are to be repurchased.

Assuming the Fund does not repurchase Interests on more than four occasions during any one Fiscal Year and in view of the advance notice requirement, the relative infrequency of redemptions and the discretion the Trustees have to limit the Fund’s repurchase of Interests, we do not believe that an Investor’s right to redeem its Interest is comparable, economically, to trading on an established securities market.

Based upon and subject to the foregoing, we are of the opinion that, as long as no election is made to treat the Fund as a regulated investment company or otherwise as a corporation for U.S. federal income tax purposes, the Fund will be treated as a partnership for U.S. federal income tax purposes (and not as an association or publicly traded partnership taxed as a corporation). Accordingly, each Investor will take into account in computing its U.S. federal income tax liability its distributive share of the Fund’s income, gains, losses, deductions and credits.

Status of the Offshore Fund

The Offshore Fund will engage in investment activities for the benefit of the Fund and its other investors. The Offshore Fund, the Master Fund and the Fund are distinct entities for corporate purposes and each has been formed for distinct non-U.S. federal income tax related reasons. As such, the Offshore Fund should be treated as a distinct entity for purposes of U.S. federal income tax principles in general and for purposes of determining its classification under the U.S. federal entity classification rules in particular.4 Treasury Regulation § 301.7701-3 provides that a foreign entity such as the Offshore Fund will be classified as an association taxable as a corporation if all members of the entity have limited liability. For purposes of such Section, a member of a foreign entity has limited liability if the member has no personal liability for the debts of or claims against the entity by reason of being a member.5 The determination referred to in the preceding sentence is made based solely on the statute or law pursuant to which the entity is organized (except if such statute or law allows the entity to specify in its organizational documents whether its members will have limited liability, then such organizational documents will also be taken into account).6 A member is considered to have personal liability if the entity’s creditors may seek satisfaction of its claims against the entity from such member.7

[2]	Treas. Reg. § 1.7704-1(a)(3).
[3]	Treas. Reg. § 1.7704-1(c)(1).
[4]	See e.g., Bass, Perry 50 TC 595 (1968) (recognizing existence of wholly owned but legally distinct entity).
[5]	Treas. Reg. § 1.7701-3(b)(2)(ii).
[6]	Id.
[7]	Id.

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We understand that under Cayman law, the liability of each member of the Offshore Fund is limited to the amount contributed, or agreed to be contributed, by such member. We further understand that under Cayman law, in exceptional circumstances, a member that acts in a managing capacity with regard to an entity such as the Offshore Fund may have personal liability in cases of fraud, where the device of incorporation is used for an illegal or improper purpose or where the entity can be regarded as a mere agent of the member. Further, if such member breaches its fiduciary duty owed to other members or creditors of the entity, it may also be held personally liable. However, if a member were to be held liable as a result of such exceptional circumstances, such liability would not be by reason of the member’s status as a member of the Cayman entity, but rather by reason of improperly acting outside the scope of its ordinary duties or role as a member. Thus, such member would not have personal liability for the debts of or claims against the Offshore Fund by reason of being a member.

Based upon and subject to the foregoing, we are of the opinion that, assuming no election is made to the contrary, the Offshore Fund will be treated as a corporation for U.S. federal income tax purposes.8

Unrelated Business Taxable Income

Entities that generally are exempt from U.S. federal income tax under Section 501(a) may become subject to U.S. federal income tax to the extent they earn “unrelated business taxable income” (“UBTI”). UBTI is defined as “income derived from any unrelated trade or business regularly carried on by an exempt organization….”9 However, UBTI does not include certain types of investment income, including dividends, interest, capital gains and income deemed to be earned under the anti-deferral rules of Section 951 other than certain items of insurance income (as defined in Section 953).10

A tax-exempt investor may be deemed to earn UBTI as a result of an investment in a partnership that itself receives UBTI.11 However, UBTI generally does not pass through to the shareholders of an entity that is taxable as a corporation for U.S. federal income tax purposes.12 As discussed above, the Offshore

[8]	We note that even if the members of the Offshore Fund are not deemed to have limited liability under Treas. Reg § 1.7704-1(c)(1), we understand that the Offshore Fund will make an election to be treated as a corporation, and thus should be treated as such, for U.S. federal income tax purposes.
[9]	§ 512.
[10]	§§ 512(b)(1), (b)(5), (b)(17). However, a person that is treated as deriving these categories of income from “debt-financed property” generally will be treated as earning UBTI. For example, if a tax-exempt investor borrows money to purchase Interests in the Fund, the income received by the tax-exempt investor from the Offshore Fund (through the Fund) would be debt-financed income and, thus, UBTI.
[11]	§ 512(c).
[12]	See PLR 200315035 (Apr. 11, 2003) (non-U.S. corporation’s distributive share of income and gains from an underlying fund that would generate UBTI if earned directly did not generate UBTI for corporation’s shareholders where corporation was used to (i) pool assets of investors so that they can be managed and administered as a group, (ii) provide an additional layer of limited liability protection against liabilities arising in the underlying investments and (iii) provide greater flexibility in making transfers. See also, PLRs 200315034 (Apr. 11, 2003) (same), 200315032 (Apr. 11, 2003) (same), 200315028 (Apr. 11, 2003) (same), 200251018 (Dec. 20, 2002) (same), 200251017 (Dec. 20, 2002) (same), 200251016 (Dec. 20, 2002) (same). Private Letter Rulings cannot be relied upon by taxpayers that were not the recipients of the rulings. However, in the absence of authority on a particular point they are often used as an indication of the view of the IRS on a particular matter and can be relevant in determining the reasonableness of a taxpayer’s position.

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Fund will be treated as a corporation for U.S. federal income tax purposes and should be viewed as distinct from an investment in the Master Fund. Accordingly, the Fund’s receipt of distributions from the Offshore Fund and its allocation and distribution of such amounts to Investors should not cause the Investors to be treated as earning UBTI.

This opinion does not address the potential for a tax-exempt investor to generate UBTI from its own activities, such as borrowing to make an investment in the Fund in a manner that causes the Interests to be debt-financed property for purposes of the UBTI rules.

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We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to us under the heading “Tax Aspects” in the Prospectus and Statement of Additional Information.

The opinion set forth herein is as of the date hereof and we disclaim any undertaking to update this letter or otherwise advise you as to any changes of law or fact which may hereinafter be brought to our attention. This opinion is rendered solely to you in connection with the above matter. It may not be relied upon by you for any other purpose.

Very truly yours,

/s/ Clifford Chance US LLP